Exhibit 99.1

Contacts:

Alexion Pharmaceuticals, Inc. Irving Adler Sr. Director, Corporate Communications (203) 271-8210	Makovksy + Company (Media) Kristie Kuhl (212) 508-9642	Rx Communications (Investors) Rhonda Chiger (917) 322-2569

ALEXION REPORTS FIRST QUARTER 2010 RESULTS

Steady Addition of New Patients Continues in U.S. and Europe

Soliris Approved in Japan for Patients with PNH

Enrollment Completed in All Four aHUS Clinical Trials

First Quarter 2010 Financial Highlights:

•	Soliris® (eculizumab) net product sales increased 45 percent to $117.6 million in Q1 2010, compared to $81.3 million in Q1 2009.

•	Q1 GAAP net income increased 44 percent to $20.9 million, or $0.23 per share, compared to GAAP net income of $14.5 million, or $0.16 per share, in Q1 2009.

•	Q1 non-GAAP net income increased 54 percent to $34.6 million, or $0.37 per share, compared to non-GAAP net income of $22.4 million, or $0.25 per share, in Q1 2009.

Cheshire, CT, April 22, 2010 – Alexion Pharmaceuticals, Inc. (Nasdaq: ALXN) today announced financial results for the quarter ended March 31, 2010.

First Quarter 2010 Financial Results:

For the three months ended March 31, 2010, Alexion Pharmaceuticals, Inc. (“Alexion” or the “Company”) reported total revenues of $117.6 million from net product sales of Soliris® (eculizumab), reflecting steady additions of new patients, compared to $81.3 million for the year-ago quarter, Q1 2009. Net product sales in Q1 2010 increased by $7.0 million compared to $110.6 million in Q4 2009.

Soliris, approved by the U.S. Food and Drug Administration (FDA) and the European Commission in 2007, is the only drug specifically indicated for the treatment of patients with paroxysmal nocturnal hemoglobinuria (PNH), an ultra-rare, debilitating and life-threatening blood disorder.

Alexion’s non-GAAP operating results are equal to GAAP operating results less only share-based compensation and non-cash tax expense. Non-cash tax expense represents the reduction in cash taxes primarily attributable to the utilization of U.S. net operating losses. The following summary table is provided for investors’ convenience. A complete reconciliation of the GAAP to non-GAAP figures appears below.

(Thousands of U.S. dollars, except per-share data)

(Unaudited)

	Three Months Ended March 31,
	2010	2009
Total revenues	$117,578	$81,267

GAAP net income	$20,934	$14,506
Share-based compensation	8,104	7,926
Non-cash tax expense	5,516	—

Non-GAAP net income	$34,554	$22,432

GAAP net income per share - diluted	$0.23	$0.16

Non-GAAP net income per share - diluted	$0.37	$0.25

First Quarter 2010 Non-GAAP Financial Results:

The Company reported non-GAAP net income for Q1 2010 of $34.6 million, or $0.37 per share, an increase of 54 percent compared to non-GAAP net income of $22.4 million, or $0.25 per share, in Q1 2009.

Alexion’s non-GAAP operating expenses for Q1 2010 were $65.2 million, compared to $47.8 million for Q1 2009. Non-GAAP research and development (R&D) expenses for Q1 2010 were $20.3 million, compared to $16.9 million for Q1 2009. The increase in R&D expenses primarily reflected the expansion of the Company’s clinical trial programs. Non-GAAP selling, general and administrative (SG&A) expenses for Q1 2010 were $44.9 million, compared to $31.0 million for Q1 2009. The increase in non-GAAP SG&A expenses primarily reflected costs associated with the expansion of the Company’s commercial operations worldwide, including costs associated with Japan operations.

First Quarter 2010 GAAP Financial Results:

Alexion reported GAAP net income of $20.9 million, or $0.23 per share, for Q1 2010, an increase of 44 percent compared to $14.5 million, or $0.16 per share, in Q1 2009.

On a GAAP basis, operating expenses for Q1 2010 were $73.0 million, compared to $55.7 million for Q1 2009. GAAP R&D expenses for Q1 2010 were $22.4 million, compared to $19.1 million for Q1 2009. GAAP SG&A expenses were $50.6 million for Q1 2010, compared to $36.7 million for Q1 2009.

As of March 31, 2010, the Company had $204.7 million in cash, cash equivalents and marketable securities, compared to $176.2 million at December 31, 2009.

“In the first quarter, we continued to provide Soliris to a steadily growing number of patients in the U.S. and Europe while expanding our global reach and advancing our pipeline programs,” said Leonard Bell, M.D., Chief Executive Officer of Alexion. “The recent approval of Soliris in Japan, as well as the completion of enrollment in our four trials in patients with aHUS, underscore our ongoing commitment to meet the needs of patients suffering from severe life-threatening ultra-rare diseases on a global level.”

On April 16, 2010, Alexion announced that Japan’s Ministry of Health, Labour and Welfare (MHLW) approved the Company’s New Drug Application (J-NDA) for Soliris as a treatment for patients with PNH in Japan. With the approval of the J-NDA, Alexion is now working with the MHLW to facilitate patient access to Soliris. The Company continues to anticipate a commercial launch of Soliris in Japan by the end of 2010.

First Quarter 2010 Research and Development Progress:

During the first quarter, Alexion made significant progress on advancing the development of Soliris as a treatment for patients suffering from additional rare and severe complement-mediated disorders. There are currently 12 clinical trials underway with Soliris in eight diseases, and the Company is increasingly focused on its two lead areas of nephrology and transplant.

Nephrology: Atypical Hemolytic Uremic Syndrome (aHUS)

In April 2010, Alexion announced completion of enrollment in its four clinical studies to investigate Soliris as a treatment for patients with atypical hemolytic uremic syndrome, or aHUS. The 26-week trials include both adults and adolescents. Preliminary data from the trials are expected to be presented toward the end of 2010. In addition, Alexion is working with regulatory authorities in the U.S. and European Union to finalize protocols for studies of Soliris in patients younger than 12 years of age. The Company expects to begin a trial in pediatric aHUS patients in mid-2010.

Transplant: Acute Humoral Rejection (AHR)

Soliris is being investigated as a treatment for patients undergoing kidney transplant who are at elevated risk of antibody mediated rejection, also known as acute humoral rejection, or AHR. It is anticipated that further interim data from an investigator-initiated trial at the Mayo Clinic will be presented at key congresses and published in a peer-reviewed journal later this year. The Company is supporting additional investigator-initiated studies in elevated-risk kidney transplantation in the U.S. and Australia.

Oncology Program

Alexion’s oncology program remains on track with patient enrollment and dosing in a clinical study of samalizumab, Alexion’s novel anti-CD200 antibody, in patients with B-cell chronic lymphocytic leukemia (B-CLL). Preliminary data from this study were presented at the Targeted Anticancer Therapies conference in Maryland in March 2010. Dosing with samalizumab has also begun in patients with multiple myeloma.

2010 Financial Guidance:

The Company is reiterating its previously announced 2010 financial guidance. In 2010, worldwide net product sales are expected to be within a range of $505 to $520 million. Excluding share-based compensation, R&D expenses are anticipated to be in the range of $95 to $100 million and SG&A expenses in the range of $185 to $195 million. Cost of sales are anticipated to be in the range of 12 percent to 13 percent. The Company’s share-based compensation expenses for the year are expected to be in a range of approximately $32 to $34 million. GAAP taxes are expected to be in the range of 30 percent to 32 percent. Non-GAAP taxes, which exclude non-cash tax expense, are expected to be in the range of 11 percent to 12 percent. Based on this expected non-GAAP tax rate and a forecast of 94 million fully diluted shares outstanding for 2010, Alexion is reiterating non-GAAP earnings per share guidance of $1.60 to $1.65.

Conference Call/Web Cast Information

Alexion will host a conference call/webcast to discuss matters mentioned in this release. The call is scheduled for today, April 22, at 10:00 a.m., Eastern Time. To participate in this call, dial 719-325-4834, confirmation code 6934870, shortly before 10:00 a.m., Eastern Time. A replay of the call will be available for a limited period following the call, beginning at 1:00 p.m. Eastern Time. The replay number is 719-457-0820, confirmation code 6934870. The audio webcast can be accessed at www.alexionpharma.com.

About Soliris

Soliris is a first-in-class terminal complement inhibitor developed from the laboratory through regulatory approval by Alexion. Soliris has been approved in the U.S., European Union, Japan and other countries as the first treatment for patients with paroxysmal nocturnal hemoglobinuria (PNH), an ultra-rare, debilitating and life-threatening blood disorder defined by chronic hemolysis, or the destruction of red blood cells. Prior to these approvals, there were no therapies specifically available for the treatment of patients with PNH. Alexion’s innovative approach to complement inhibition has received some of the pharmaceutical industry’s highest honors: the 2008 Prix Galien USA Award for Best Biotechnology Product with broad implications for future biomedical research and the 2009 Prix Galien France Award in the category of Drugs for Rare Diseases. More information on Soliris is available at www.soliris.net.

About Alexion

Alexion Pharmaceuticals, Inc. is a biopharmaceutical company working to develop and deliver life-changing drug therapies for patients with serious and life-threatening medical conditions. Alexion is engaged in the discovery, development and commercialization of therapeutic products aimed at treating patients with a wide array of severe disease states, including hematologic and kidney diseases, transplant, other inflammatory disorders, and cancer. Soliris is Alexion’s first marketed product. Alexion is evaluating other potential indications for Soliris as well as other formulations of eculizumab for additional clinical indications, and is pursuing development of other antibody product candidates in early stages of development. This press release and further information about Alexion Pharmaceuticals, Inc. can be found at www.alexionpharma.com.

This press release includes certain non-GAAP financial measures that involve adjustments to GAAP figures. Alexion believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Alexion’s past financial performance and its prospects for the future. The non-GAAP financial measures are included with the intent of providing both management and investors with a more complete understanding of underlying operational results and trends. In addition, these non-GAAP financial measures are among the primary indicators Alexion management uses for planning and forecasting purposes and measuring the Company’s performance. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP figures. A reconciliation of the GAAP to non-GAAP figures follows this press release.

[ALXN-E]

This news release contains forward-looking statements, including statements related to guidance regarding anticipated financial results for 2010, projected tax rates, assessment of the Company’s financial position and commercialization efforts, potential benefits and commercial potential for Soliris, potential of Alexion’s complement-inhibition technology for treatment of diseases other than PNH; plans for clinical programs for Soliris in non-PNH indications and for samalizumab; and progress in developing commercial infrastructure. Forward-looking statements are subject to factors that may cause Alexion’s results and plans to differ from those expected, including for example, decisions of regulatory authorities regarding marketing approval or material limitations on the marketing of Soliris, delays in arranging satisfactory manufacturing capabilities and establishing commercial infrastructure, delays in developing or adverse changes in commercial relationships, the possibility that results of clinical trials are not predictive of safety and efficacy results of Soliris in broader patient populations, the possibility that initial results of commercialization are not predictive of future rates of adoption of Soliris, the risk that third parties will not agree to license any necessary intellectual property to Alexion on reasonable terms or at all, the risk that third party payors (including governmental agencies) will not reimburse for the use of Soliris at acceptable rates or at all, the risk that estimates regarding the number of patients with PNH or other disorders is inaccurate, and a variety of other risks set forth from time to time in Alexion’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Alexion’s Annual Report on Form 10-K for the period ended December 31, 2009 and in our other filings with the Securities and Exchange Commission. Alexion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof, except when a duty arises under law.

ALEXION PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2010	2009
Revenues:
Net product sales	$117,578	$81,267

Total revenues	117,578	81,267

Cost of sales	13,999	9,959

Operating expenses:
Research and development	22,374	19,089
Selling, general and administrative	50,635	36,652

Total operating expenses	73,009	55,741

Operating income	30,570	15,567

Other income (expense):
Investment income	250	303
Interest expense	(210)	(333)
Foreign currency loss	(537)	(393)

	(497)	(423)

Income before income taxes	30,073	15,144

Income tax provision	9,139	638

Net income	$20,934	$14,506

Earnings per share
Basic	$0.24	$0.18

Diluted	$0.23	$0.16

Shares used in computing earnings per share
Basic	88,506	81,698

Diluted	92,090	90,645

ALEXION PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	At
	March 31, 2010	December 31, 2009
Cash, cash equivalents and marketable securities	$204,704	$176,220
Trade accounts receivable, net	126,660	113,731
Inventories	55,552	40,885
Deferred tax assets	16,712	16,726
Other current assets	26,453	25,894
Property, plant and equipment, net	162,966	164,691
Deferred tax assets, noncurrent	187,928	194,308
Other noncurrent assets	54,788	53,946

Total assets	$835,763	$786,401

Accounts payable and accrued expenses	$77,007	$83,187
Other current liabilities	4,428	2,075
Long term debt	8,918	9,918
Other noncurrent liabilities	2,935	2,865

Total liabilities	93,288	98,045

Total stockholders’ equity	742,475	688,356

Total liabilities and stockholders’ equity	$835,763	$786,401

Non-GAAP operating results are equal to GAAP operating results less the impact of share-based compensation expense and non-cash tax expense. The following table represents a reconciliation of GAAP to non-GAAP financial information for the three months ended March 31, 2010 and 2009:

ALEXION PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(in thousands, except per share amounts)

(unaudited)

	Reported GAAP Amounts	Share-Based Compensation	Non-Cash Tax Expense (a)	Non-GAAP Amounts

Three Months Ended March 31, 2010
Cost of sales	$13,999	$(315)	$—	$13,684
Research and development	22,374	(2,085)	—	20,289
Selling, general and administrative	50,635	(5,704)	—	44,931
Total operating expenses	73,009	(7,789)	—	65,220
Net income	20,934	8,104	5,516	34,554

Earnings per share
Basic	$0.24			$0.39
Diluted	$0.23			$0.37

Shares used in computing earnings per share
Basic	88,506			88,506
Diluted	92,090			93,364

Three Months Ended March 31, 2009
Cost of sales	$9,959	$—	$—	$9,959
Research and development	19,089	(2,238)	—	16,851
Selling, general and administrative	36,652	(5,688)	—	30,964
Total operating expenses	55,741	(7,926)	—	47,815
Net income	14,506	7,926	—	22,432

Earnings per share
Basic	$0.18			$0.27
Diluted	$0.16			$0.25

Shares used in computing earnings per share
Basic	81,698			81,698
Diluted	90,645			91,910

(a)	Alexion continues to offset a substantial portion of its cash tax liabilities with deferred tax assets, primarily U.S. Federal and state net operating losses. Non-GAAP tax expense represents the reduction in cash taxes payable associated with the utilization of these deferred tax assets.